January 15, 2013

Filed pursuant to Rule 433

Registration Statement No. 333-181596

Jefferies Group, Inc.

6.50% SENIOR NOTES DUE 2043

Issuer:	Jefferies Group, Inc.

Issue:	Senior Notes due 2043

Security Type:	Senior Unsecured Fixed Rate Notes

Anticipated Ratings (Moody’s/S&P/Fitch):	Baa3 (Stable) / BBB (Negative) / BBB (Negative)

Principal Amount:	$400,000,000

Trade Date:	January 15, 2013

Settlement Date:	January 18, 2013 (T + 3)

Final Maturity:	January 20, 2043

Interest Payment Dates:	Semi-annually on January 20th and July 20th, commencing on July 22nd, 2013

Benchmark Treasury:	2.750% UST due 8/15/42

Spread to Benchmark:	T + 357.5 basis points

Treasury Strike:	3.018%

Yield to Maturity:	6.593%

Coupon:	6.50%

Public Offering Price:	98.790 % of principal amount

Underwriting Discount:	0.875%

Proceeds, Before Expenses:	$391,660,000

Day Count Convention:	30/360

Make-Whole Call Payment:	UST + 50 basis points

Minimum Denominations:	$5,000 and integral multiples of $1,000 in excess thereof

CUSIP:	472319AM4

ISIN:	US472319AM43

Sole Book-Runner:	Jefferies & Company, Inc.

Senior Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC	Deutsche Bank Securities Inc Natixis Securities North America Inc.

Co-Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

JMP Securities LLC

Knight Capital Americas, L.P

Morgan Stanley & Co. LLC

Rafferty Capital Markets, LLC

Sandler O’Neill & Partners, L.P.

Stifel, Nicolaus & Company, Incorporated

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Keefe, Bruyette & Woods, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Oppenheimer & Co. Inc.

Stephens Inc.

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies & Company, Inc. at (201)761-7610